EXHIBIT 10.36
PURCHASE AND SALE AGREEMENT
     PURCHASE AND SALE AGREEMENT (the “Agreement”), dated as of December 9, 2005 by and among HarbourVest VII Venture Ltd., a Bermuda corporation, HarbourVest Partners VII-Venture Partnership Fund L.P., a Delaware limited partnership, and Dover Street VI L.P., a Delaware limited partnership (each a “Buyer” and collectively, the “Buyers”), and Safeguard Scientifics (Delaware), Inc., a Delaware corporation, Bonfield VII, Ltd. (formerly known as Bonfield Insurance, Ltd.), a British Virgin Islands international business company, Safeguard Fund Management, L.P., a Delaware limited partnership, SFINT, Inc., a Delaware corporation, TL Ventures Management, L.P., a Delaware limited partnership, Bonfield Partners Capital, L.P., a Delaware limited partnership, and Bonfield Fund Management, L.P., a Delaware limited partnership (each a “Seller” and collectively, the “Sellers”).
     WHEREAS, each Seller listed on Exhibit A-1 hereto (each an “LP Interest Seller” and collectively, the “LP Interest Sellers”) is a limited partner of the partnerships listed on Exhibit A-1 hereto (the “LP Interest Partnerships”), and each such Seller is the legal and beneficial owner of the applicable limited partnership interests in the LP Interest Partnerships, as indicated on Exhibit A-1, requiring the holders of such interests to make contributions to the capital of the LP Interest Partnerships in the aggregate amounts set forth on Exhibit A-1 hereto under the column entitled “Aggregate Commitment” (each, an “LP Interest” and collectively, the “LP Interests”); and
     WHEREAS, each Seller listed on Exhibit A-2 hereto (each an “Assigned Interest Seller” and collectively, the “Assigned Interest Sellers”) is the assignee of certain economic rights and obligations from the respective general partners of the partnerships listed on Exhibit A-2 hereto (the “Assigned Interest Partnerships” and together with the LP Interest Partnerships, the “Partnerships”), relating to such Assigned Interest Partnerships, in each case as more specifically set forth on Exhibit A-2 (each, an “Economic Interest” and collectively, the “Economic Interests”); and
     WHEREAS, each LP Interest Seller holds its LP Interests pursuant to the terms of the applicable agreement and the amendments thereto listed on Exhibit C-1 hereto (each, as so amended, a “LP Partnership Agreement” and collectively, the “LP Partnership Agreements”), by and among the respective parties to such Partnership Agreements as general and limited partners; and
     WHEREAS, each Assigned Interest Seller holds an Economic Interest in the applicable Assigned Interest Partnership pursuant to the terms of the applicable agreement listed on Exhibit C-2 hereto (each an “Assignment and Assumption Agreement” and collectively, the “Assignment and Assumption Agreements”), by and among the respective parties to such Assignment and Assumption Agreements as transferors and transferees; and
     WHEREAS, each of the Assigned Interest Partnership’s governing documents and the amendments thereto is listed on Exhibit C-3 hereto (each, as so amended, an “Assigned Interest

Partnership Agreement” and collectively, the “Assigned Interest Partnership Agreements” and together with the LP Partnership Agreements, the “Partnership Agreements”); and
     WHEREAS, each Seller wishes to sell, assign, convey and transfer to the applicable Buyer: (a) all of such Seller’s LP Interests in each of the LP Interest Partnerships, and (b) certain of such Seller’s Economic Interests in the Assigned Interest Partnerships as more specifically set forth on Exhibit A-2 (the “Assigned Interests”) (each of the interests described in clauses (a) and (b) herein are referred to in this Agreement as a “Transferred Interest” and collectively as, the “Transferred Interests”), and each Buyer wishes to purchase, obtain and acquire from the applicable Seller the applicable Transferred Interests;
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, each Seller and each Buyer, severally and not jointly, agrees as follows:
     1. Special Provision Regarding Buyers and Sellers.
     (a) For purposes of clarification, with respect to any representation, warranty, covenant or agreement made by or for the benefit of a Buyer and any condition to an obligation of a Buyer, such representation, warranty, covenant or agreement is being made only by or for the benefit, and such condition to an obligation is only a condition to the obligation, of such Buyer with respect to the Transferred Interests set forth opposite the name of such Buyer in Exhibits A-1 and A-2 and only to or for the benefit of the Seller selling such Transferred Interest; and any and all obligations and liabilities of the Buyers set forth herein shall be several and not joint. Notwithstanding the foregoing, this provision shall not be construed to permit the purchase by the Buyers of less than all of the Transferred Interests.
     (b) For purposes of clarification, with respect to any representation, warranty, covenant or agreement made by or for the benefit of a Seller and any condition to an obligation of a Seller, such representation, warranty, covenant or agreement is being made only by or for the benefit, and such condition to an obligation is only a condition to the obligation, of such Seller with respect to the Transferred Interests set forth opposite the name of such Seller in Exhibits A-1 and A-2 and only to or for the benefit of the Buyer purchasing such Transferred Interest; and any and all obligations and liabilities of the Sellers set forth herein shall be several and not joint. Notwithstanding the foregoing, this provision shall not be construed to permit the sale by the Sellers of less than all of the Transferred Interests.
     2. Sale and Purchase.
     (a) (i) Subject to the terms and conditions contained herein, the applicable Seller shall sell, assign, convey and transfer to the applicable Buyer, its successors and assigns, all of its right, title and interest in and to the applicable Transferred Interests, including, from and after the Closing Date (as defined below), all allocations of profits and losses, and distributions of cash or other property, in respect of the applicable Transferred Interests, and all other rights otherwise accruing to such Seller by virtue of owning such Transferred Interests (collectively, the “Sales” and each individually a “Sale”).

     (ii) Notwithstanding the foregoing, the Assigned Interest shall not include: (x) any right to receive carried interest from a Partnership or any obligation to return carried interest to a Partnership; (y) any obligation to a Partnership, a General Partner or any other person or entity with respect to (A) any Disgorgement Obligation (as defined below) or (B) any Clawback Obligation (as defined below); and (z) Retained Section 1.6 Liability (defined below), retained by a Seller and as set forth in the applicable Transfer Agreement.
          For purposes of this Agreement:
          “Clawback Obligation” means any requirements a Seller (or its predecessor in interest) has or may have to contribute (directly or indirectly) to a General Partner (as defined below) or any other person or entity such Seller’s share of any amount required to be contributed by such General Partner to the applicable Partnership for purposes of the General Partner honoring its obligations to the Partnership pursuant to Section 3.6 (c), (d) or (e) of the applicable Partnership Agreement.
          “Disgorgement Obligation” means any liability to return (whether in cash, by deduction from any capital account maintained by the Partnership in respect of the Transferred Interest, by set off against one or more subsequent distributions by the Partnership in respect of the Transferred Interest or otherwise) all or any lesser portion of any distribution (or deemed distribution) made by the Partnership to the applicable Seller (or any of its predecessors in interest) in respect of all or any portion of the Transferred Interest. For the avoidance of doubt, any Disgorgement Obligation arising out of distributions made in respect of a Seller’s interests in Arbinet-thexchange, Inc. (“Arbinet”) shall be considered an obligation of such Seller.
          “Retained Section 1.6 Liability” means any Section 1.6 Liability (as defined below) (a) relating to or arising out of any transaction in connection with which a Seller (or any of its predecessors in interest) received (or was deemed to have received) proceeds from the Partnership or (b) otherwise allocated to such Seller pursuant to the proviso contained in the definition of Section 1.6 Liability. For the avoidance of doubt, any Section 1.6 Liability arising out of distributions made in respect of a Seller’s interests in Arbinet shall be considered a Retained Section 1.6 Liability of such Seller.
          “Section 1.6 Liability” means any liability pursuant to Section 1.6 or 1.6(a), as the case may be, of the applicable Partnership Agreement, as to the Transferred Interest, to contribute capital to the Partnership to satisfy the Partnership’s indemnification obligations; provided, however, that any Section 1.6 Liability that is unable to be allocated as between a Seller and a Buyer on the basis of the liability following the party that received the proceeds of the underlying transaction, shall be allocated such that if the underlying event that gives rise to the indemnification obligation has accrued (a) prior to the Effective Date, then the applicable Seller shall be liable and (b) on or after the Effective Date, then the applicable Buyer shall be liable.
     (iii) Notwithstanding anything herein to the contrary, neither Buyer is hereby acquiring any interest in EnerTech Capital Partners II, L.P.’s interest in Arbinet (the “Arbinet Interest”) and Bonfield Partners Capital, L.P. (“Bonfield”) shall retain (a) the right to receive any and all earnings and/or distributions on account of the Arbinet Interest and (b) the obligation to make any payments relating to a Retained Section 1.6 Liability or a Disgorgement Obligation in respect of the Arbinet Interest. HarbourVest VII Venture Ltd. (“HarbourVest VII”) and Bonfield

hereby agree to instruct EnerTech Management, L.P., the general partner of EnerTech Capital Partners II, L.P., by joint letter of instruction, to make any and all payments of earnings, proceeds, and/or distributions, of any kind or nature and in any form, directly to Bonfield. If (a) any such payment or other distribution (whether in cash or other property) is made to any Buyer in violation of this Section 2(a)(iii) or (b) any funds, securities, or other property is received by any Buyer upon any disposition or other action with respect to any interest of Seller in Arbinet as described herein, in violation of this Section, then such Buyer shall receive the same in trust for such Seller’s benefit and shall forthwith remit same to Seller, in the form in which it was received, together with such endorsements or documents as may be necessary to effectively negotiate or transfer the same.
     (b) The purchase price (the “Purchase Price”) for a Transferred Interest shall be the Purchase Price as of the Valuation Date, as certified by the Sellers, less any distributions, capital account credits, or other payments (determined prior to the deduction of any withholding or other taxes with respect thereto and as valued at the distribution date by the applicable general partner or managing member of the Partnership (each, a “General Partner” and collectively, the “General Partners”) it being agreed that the value of all “in kind” payments, dividends or other distributions shall be the value assigned thereto as of the date of distribution by the applicable Partnership or General Partner) made with respect to the Transferred Interest being transferred and increased by any capital contributions made with respect to the Transferred Interest being transferred, in each case after March 31, 2005 (the “Valuation Date”) and in each case evidence reasonably satisfactory to the Buyer of such distribution, capital account credit, other payment or capital contribution shall be delivered by the applicable Seller to the applicable Buyer on or prior to the Closing Date. The aggregate Purchase Price for the Transferred Interests (without giving effect to any adjustments for distributions or capital contributions) is $18,792,966.00 plus the assumption by the applicable Buyers of the applicable Sellers’ obligation to pay any unfunded capital commitments with respect to the Transferred Interests as certified by the Sellers, as adjusted for any capital contributions made after the Valuation Date.
     (c) If a Purchase Price is adjusted, such adjustment shall be evidenced by a certificate in the form of Exhibit B hereto (a “Price Adjustment Certificate”) duly executed by the applicable Seller at the Closing (as defined below) of the purchase and sale of the applicable Transferred Interest and the term “Purchase Price” as used herein shall be construed in such case as a reference to the adjusted Purchase Price as stated in such Price Adjustment Certificate for the applicable Transferred Interest. If no adjustment to the Purchase Price is necessary, such Seller shall execute a Price Adjustment Certificate at the Closing stating the unadjusted Purchase Price of the applicable Transferred Interest.
     (d) In furtherance of each Sale and effective the Closing Date for each Sale, each Seller hereby assigns, delegates and transfers to the applicable Buyer all of its right, title and interest in (i) with respect to the LP Interests each of the agreements, instruments and other documents that are set forth in Exhibit C-1 hereto beneath the name of the relevant Partnership (the “LP Constituent Documents”) with respect to the LP Interest being assigned at such Closing; and (ii) with respect to the Economic Interests, Assigned Interests in each of the agreements, instruments and other documents that are set forth in Exhibits C-2 and C-3 hereto beneath the name of the relevant Partnership (the “Assigned Interest Constituent Documents” and together with the LP Constituent Documents, the “Constituent Documents”) with respect to the Economic Interests being assigned at such Closing.

     3. Obligations Pending Closing.
     (a) Each Seller undertakes to forward to the applicable Buyer copies of all notices, documents, or written communications relating to the Transferred Interests received at any time after the date hereof (and whether before or after the Closing Date) by such Seller or any other person on behalf of such Seller.
     (b) Each Seller agrees that from the date hereof, neither it, nor any person at its direction, will agree or consent to any change to any of the Constituent Documents of any of the Partnerships to which it is a party, including the Partnership Agreements or to any proposal which will or may adversely affect or prejudice such Seller’s Transferred Interests other than (in any such case) with the prior written approval of the Buyer purchasing such Transferred Interests.
     (c) Each Seller shall use its commercially reasonable efforts to comply with the requirements of the applicable transfer provisions of the Partnerships’ respective Constituent Documents, including providing the Partnerships or the General Partners thereof with such information as may be reasonably required under the terms of the Constituent Documents of the relevant Partnership.
     4. Closing.
     (a) The closing of the sale and purchase of a Transferred Interest (a “Closing”) shall take place at such place, date and time as agreed to by each Seller and each Buyer of such Transferred Interest promptly after all of the closing conditions set forth in Section 7 with respect to such Transferred Interest shall have been fulfilled (the “Closing Date”).
     (b) On each Closing Date, the applicable Seller will deliver to the applicable Buyer (i) such assignments and other documents (including all approvals required by the applicable Partnership to be delivered as a condition to such transfer and a transfer agreement with respect to each Transferred Interest in such form as is mutually agreeable to the applicable Seller and the applicable Buyer (each, a “Transfer Agreement” and collectively, the “Transfer Agreements”), duly executed by the applicable Seller and the applicable General Partner), as may be necessary to convey and vest in the applicable Buyer all right, title and interest in and to the Transferred Interests free and clear of all liens, claims and encumbrances other than obligations imposed upon the applicable Buyer under its constituent documents, restrictions on subsequent transfers contained in the applicable Partnership Agreement and restrictions imposed by Federal and state securities laws, and (ii) a Price Adjustment Certificate for the applicable Transferred Interests duly executed by such Seller.
     (c) On each Closing Date, the applicable Buyer shall (i) duly execute Transfer Agreements for the applicable Transferred Interests and (ii) pay the Purchase Price applicable to such Transferred Interests, net of any amounts required to be withheld therefrom under applicable law, to an account designated in writing by the applicable Seller.
     (d) From and after each Closing Date, the applicable Seller hereby agrees to promptly forward to the applicable Buyer any correspondence, notices or distributions (in cash or otherwise) received by the applicable Seller with respect to such Transferred Interests as have been transferred pursuant to this Agreement.

     5. Representations and Warranties of each Seller. Each Seller, severally and not jointly, hereby represents and warrants to the applicable Buyer, as of the date hereof and as of the Closing Date, that:
     (a) Such Seller is duly organized and validly existing or subsisting, as the case may be, in its jurisdiction of incorporation, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Seller, and this Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.
     (b) Such Seller has full organizational power and authority to enter into this Agreement and to assign each of its Transferred Interests to the applicable Buyer. The execution and delivery of this Agreement by such Seller and the consummation of the transactions contemplated by this Agreement by such Seller do not conflict with, violate any of the terms and provisions of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, the governing agreements of such Seller or any law, statute, regulation, decree, judgment, license, order, agreement or other restriction applicable to such Seller.
     (c) Subject to any transfer restrictions contained in the applicable Partnership Agreements and any transfer restrictions imposed by the Federal and state securities laws, such Seller owns all right, title and interest in and to each of the Transferred Interests, free and clear of all claims, liens, pledges, charges, security interests, encumbrances, or rights of any nature of any third party (each, an “Encumbrance”) and upon payment of the Purchase Price with respect to a Transferred Interest by a Buyer as provided in this Agreement, such Buyer will acquire marketable title to such Transferred Interest, free and clear of any such Encumbrance, but subject to any obligations imposed on the applicable Buyer by its constituent documents and any restrictions on subsequent transfers imposed pursuant to the Partnership Agreements or Federal and state securities laws.
     (d) Each LP Interest held by an LP Interest Seller comprises the total interest of such Seller in the applicable LP Interest Partnership. Each Economic Interest held by an Assigned Interest Seller comprises the total interest of such Seller in the applicable Assigned Interest Partnership as set forth on Exhibit A-2. The total capital commitment to each of the Partnerships in respect of each Transferred Interest is the amount set forth on Exhibits A-1 and A-2, respectively, hereto under the heading “Commitment with Respect to the Transferred Interest.” Except as reflected in the applicable Price Adjustment Certificate, (i) each Seller has paid in full to each applicable Partnership when due with respect to the applicable Transferred Interest the amount of such capital certified by the Sellers, (ii) each Seller has an outstanding unfunded commitment to each applicable Partnership with respect to the applicable Transferred Interest in the amount of such capital certified by the Sellers, and (iii) the net asset value of each Transferred Interest as of the applicable Valuation Date as reported by the applicable General Partner is the amount certified by the Sellers. Such Seller is not in default under or in breach in any material respect of any of the Constituent Documents of any of the Partnerships to which it is a party and has not acted or omitted to act in such a way that, with notice or lapse of time or both, it would be in default or in breach of any Constituent Document to which it is a party. Such LP Interest Seller has not opted out of or otherwise been excused from any portfolio investment made by any of the LP Interest Partnerships and has participated in its pro rata share of each portfolio investment made by the respective LP Interest Partnerships.
     (e) None of the Partnerships has made any distributions to any Seller since the applicable Valuation Date, except as may be reflected in the Price Adjustment Certificate duly executed by such Seller at the Closing.
     (f) No LP Interest Seller has taken any action with respect to any of the LP Interest Partnerships or the LP Interests other than as a limited partner or member of the respective LP Interest Partnerships in accordance with the respective Partnership Agreements and has not waived any of its rights under the Constituent Documents to which it is a party that has or would reasonably be expected to adversely affect its LP Interests. From and after the date of the applicable Assignment and Assumption Agreement, no Assigned Interest Seller has taken any action with respect to any of the Assigned Interest Partnerships or the Assigned Interests that has or would reasonably be expected to adversely affect the value of its Assigned Interests.
     (g) In reliance on the representations and warranties made by the Buyers in Section 6 hereof, no consent, license, approval, order or authorization of, or registration, declaration or filing with any governmental authority, agency, bureau, commission (each, a “Governmental Authority”) or other person is required to be obtained (other than any consents required under the applicable Partnership Agreement) by any Seller in connection with the sale, assignment and transfer of any of the Transferred Interests.
     (h) No proceedings are pending or, to the knowledge of the Seller, threatened against or affecting such Seller before any Governmental Authority, court, tribunal or similar entity which, in the aggregate, would reasonably be expected to adversely affect any action taken or to be taken by such Seller under this Agreement or any of the applicable Transfer Agreements to be executed on the relevant Closing Date.
     (i) Except for SSG Capital Advisors, L.P., the commissions and expenses of which shall be borne by the Sellers, the Sellers have not employed any finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby in such a manner as to give rise to a valid claim against the Buyers for any commission. Such Seller will indemnify, severally and not jointly, the Buyers and hold them harmless against and from any and all liabilities, expenses, costs, losses and claims arising from any employment by the Sellers of, or services rendered to the Sellers by, any finder, broker, agent or other intermediary in such connection (or any allegation of any such employment or services).
     (j) The Sellers have delivered, or caused to be delivered, to the Buyers true and accurate copies of all the Constituent Documents. Other than the agreements, instruments and other documents listed on Exhibits C-1, C-2 and C-3, and this Agreement and the related transactional documents none of the Sellers is a party to or bound by any contract, agreement, commitment or waiver with respect to the Transferred Interests.

     (k) Each Seller has evaluated the merits and risks of selling each of the Transferred Interests on the terms set forth in this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such sale, is aware of and has considered the financial risks and financial hazards of selling each of the Transferred Interests on the terms set forth in this Agreement and is willing to forego through such sales the potential for future economic gain that might be realized from each of the Transferred Interests. Each Seller has had access to such information regarding the business and finances of each of the Partnerships and General Partners and such other matters with respect to each of the Partnerships and General Partners as a reasonable person would consider in evaluating the transactions contemplated hereby, including, in particular, all information necessary to determine the fair market value of each of the Transferred Interests.
     (l) Each Seller has been represented by, and had the assistance of, counsel in the conduct of any due diligence, in the preparation and negotiation of this Agreement, the Transfer Agreements and any related documentation and in connection with the consummation of the transactions contemplated hereby. No representation or warranty by a Seller in this Agreement and no statement made or contained in any certificate or instrument delivered, or to be delivered, to the Buyer pursuant to this Agreement (including the Price Adjustment Certificates and the Transfer Agreements) contains or will contain, as of the date such statement is made or deemed made, any untrue statement of a material fact or omits or will omit, as of the date such statement is made or deemed made, to state a material fact necessary to make such representations, warranties or statements not misleading as of the date made or deemed made.
     (m) Each LP Interest Seller either (i) acquired the LP Interest at original issue directly from the relevant LP Interest Partnership or (ii) acquired the LP Interest from a general partner or limited partner of the Partnership prior to October 22, 2004. Each Seller’s tax basis for U.S. federal income tax purposes, as of the last day of the Partnership’s fiscal year prior to the fiscal year including the date hereof, with respect to the Transferred Interest was the amount certified by the Seller. Each Seller shall furnish or cause to be furnished to the Buyer, promptly after receipt, its Schedule K-1 to IRS Form 1065 for each Partnership for the fiscal year including the date hereof. In furtherance thereof, each Seller hereby authorizes the General Partner to furnish directly to the Buyer copies of such Seller’s Schedule K-1s for such fiscal year. For purposes of this paragraph, if the Partnership furnishes to a Seller a statement in lieu of a Schedule K-1, “Schedule K-1” shall mean such statement.
     (n) With respect to each Economic Interest (or predecessor interest of each Economic Interest), either (i) the respective Assigned Interest Partnership will not be an “electing investment partnership” within the meaning of Section 743(e)(6) of the Internal Revenue Code of 1986, as amended, (ii) no loss has been recognized by any transferor with respect to any transfer of such Economic Interest (or predecessor interest), or (iii) to the extent any loss was so recognized, such loss relates to a transfer which took place prior to October 22, 2004.
     6. Representations and Warranties of each Buyer. Each Buyer, severally and not jointly, hereby represents and warrants to the applicable Seller, as of the date hereof and as of the Closing Date, that:

     (a) Such Buyer is duly organized and validly existing in its jurisdiction of organization, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Buyer, and this Agreement has been duly executed and delivered by such Buyer and constitutes a legal, valid and binding obligation of such Buyer enforceable against such Buyer in accordance with its terms.
     (b) Such Buyer has full corporate or limited partnership power and authority, as the case may be, to enter into this Agreement and to purchase the Transferred Interests from the respective Sellers. The execution and delivery of this Agreement by such Buyer and the consummation of the transactions contemplated by this Agreement by such Buyer do not conflict with, violate any of the terms and provisions of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, the governing agreements of such Buyer or any law, statute, regulation, decree, judgment, license, order, agreement or other restriction applicable to such Buyer.
     (c) No consent, license, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or other person is required to be obtained (other than any consents required under the applicable Partnership Agreement to be obtained by a Seller or the applicable General Partner) by such Buyer in connection with the purchase, assumption and transfer of any of the Transferred Interests.
     (d) No proceedings are pending or, to the knowledge of the such Buyer, threatened against or affecting such Buyer before any Governmental Authority, court, tribunal or similar entity which, in the aggregate, would reasonably be expected to adversely affect any action taken or to be taken by such Buyer under this Agreement or any of the applicable Transfer Agreements to be executed on the relevant Closing Date.
     (e) Such Buyer is acquiring the Transferred Interests being purchased by it for its own account for investment, and not with a view to, or for resale in connection with, any distribution thereof. Such Buyer agrees not to sell, hypothecate or otherwise dispose of any of the Transferred Interests, purchased by it, except in accordance with the terms of the respective Constituent Documents and unless such transfer has been registered under the Securities Act of 1933, as amended (the “Act”), or an exemption from the registration requirements of the Act is available.
     (f) Such Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Act.
     (g) Such Buyer is a “qualified purchaser” (as defined in the Investment Company Act of 1940, as amended).
     (h) Such Buyer has not employed any finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby in such a manner as to give rise to a valid claim against any Seller for any commission. Such Buyer will indemnify, severally and not jointly, the Sellers and hold them harmless against and from any and all liabilities, expenses, costs, losses and claims arising from any employment by such Buyer of, or services rendered to such Buyer by, any finder, broker, agent or other intermediary in such connection (or any allegation of any such employment or services).
     (i) Such Buyer has evaluated the merits and risks of purchasing the Transferred Interests being purchased by it on the terms set forth in this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such purchase, is aware of and has considered the financial risks and financial hazards of purchasing the Transferred Interests being purchased by it on the terms set forth in this Agreement and is able to bear the economic risks of purchasing the Transferred Interests being purchased by it, including the possibility of complete loss with respect thereto. Such Buyer has had access to such information regarding the business and finances of each of the applicable Partnerships and such other matters with respect to each of the applicable Partnerships as a reasonable person would consider in evaluating the transactions contemplated hereby, including, in particular, all information necessary to determine the fair market value of each of the Transferred Interests.
     (j) Such Buyer has been represented by, and had the assistance of, counsel in the conduct of any due diligence, in the preparation and negotiation of this Agreement, the Transfer Agreements and any related documentation and in connection with the consummation of the transactions contemplated hereby. No representation or warranty by a Buyer in this Agreement and no statement made or contained in any certificate or instrument delivered, or to be delivered, to a Seller pursuant to this Agreement contains or will contain, as of the date such statement is made or deemed made, any untrue statement of a material fact or omits or will omit, as of the date such statement is made or deemed made, to state a material fact necessary to make such representations, warranties or statements not misleading as of the date made or deemed made.
     7. Closing Conditions.
     (a) The obligation of each Seller and the respective Buyers to sell and purchase a Transferred Interest is subject to the consent required under the applicable Constituent Documents and to the compliance with or waiver of any and all transfer restrictions applicable to such Transferred Interests, including rights of first refusal, rights of pre-emption, or similar rights contained in the applicable Partnership Agreements or any other Constituent Document. Such consent, compliance or waiver shall be evidenced by due execution of each of the Transfer Agreements on the Closing Date by the applicable General Partner and the Seller. Each Seller shall use its commercially reasonable efforts to obtain the consent of, and certification as to compliance or waiver from, the applicable General Partner.
     (b) The obligation of a Seller to sell a Transferred Interest is subject to: (i) such Seller’s receipt of the applicable Purchase Price for such Transferred Interest; (ii) the receipt by the other Sellers of the applicable Purchase Price for each other Transferred Interest subject to this Agreement; and (iii) receipt by the Sellers of all documents, certificates and information required to be provided by the Buyers that are necessary to (A) consummate the transactions contemplated hereby and (B) obtain the consent, certification or waivers from the applicable General Partners.

     8. Indemnification.
     (a) Each Seller, severally and not jointly, shall, and hereby does, indemnify, defend and hold each respective Buyer and its successors and assigns harmless from and against any loss, liability, cost or expense (including any tax, fee and other governmental charge) (collectively, “Loss”) imposed upon or incurred by such Buyer or any such person resulting from or arising out of (i) such Seller’s ownership of the Transferred Interests prior to the applicable Closing Date, including the return (whether such return shall be effected by repayment or by deduction from or set-off against any subsequent distribution to the Buyer’s capital account or otherwise) by such Buyer of all or any part of any direct or indirect distribution made by any of the Partnerships to the Seller (or its predecessor in interest), (ii) any Retained Section 1.6 Liability, (iii) any breach by such Seller of any of its obligations, representations or warranties set forth in this Agreement, the Constituent Documents, the applicable Transfer Agreements or any other document delivered in connection therewith or herewith or (iv) any tax, fee or other governmental charge attributable to the ownership or sale by such Seller of the Transferred Interests (including any deductions from any distributions made by a Partnership to such Buyer, or any payment by a Partnership otherwise chargeable to the such Buyer relating to withholding tax deductions or other payments of taxes attributable to the ownership by such Seller of any of the Partnership Interests); provided, however, that no indemnification is provided in this Section 8(a) with respect to (x) any Loss imposed upon or incurred by the Buyers of interests in the TL III Funds (whether directly or indirectly) resulting from or arising out of the Traffic.com Litigation, and (y) any claim for which indemnity is provided under Section 8(c) hereof. In no event shall this indemnity be construed to include any obligation of a Seller to indemnify a Buyer for any indirect, incidental, special or consequential damages.
     (b) Each of Safeguard Scientifics (Delaware), Inc., Safeguard Fund Management L.P., and SFINT, Inc., jointly and severally, shall, and hereby does, indemnify, defend and hold each of the Buyers and its respective successors and assigns harmless from and against such Buyer’s pro rata share of any Direct Loss incurred by TL Ventures III L.P., TL Ventures III Offshore, L.P. and TL Ventures III Interfund, L.P. (the “TL III Funds”) in connection with the Traffic.com Litigation. For purposes of this Section 8(b), (i) “Direct Loss” shall mean any direct out-of-pocket payment made by the respective TL III Funds in connection with the Traffic.com Litigation, whether for indemnity, contribution, or satisfaction or any judgment, award or settlement of such litigation, including expenses relating thereto that is not reimbursed or reimbursable by insurance or otherwise; and (ii) “Traffic.com Litigation” shall refer to that certain law suit captioned “Santa Fe Technologies, Inc. v. Mark Nash, Jerry Musnitsky, Harvey G. Dollar, Argus Networks, Inc., TL Ventures LLC, Mark J. DeNino, Michael D. Burns and David J. Jannetta,” originally pending before the State of New Mexico, Second Judicial District Court in the County of Bernalillo, New Mexico, Case No. CV 99-07715 and any appeals therefrom and related suits among one or more of the same parties arising from the same precipitating facts. Each Buyer’s pro rata share of any such Direct Loss shall be equal to its proportionate percentage interest in the applicable TL III Funds, as more specifically set forth on Exhibits A-1 and A-2 hereof.
     (c) With respect to the Economic Interests acquired by Buyers hereunder, in the event any Partnership or any General Partner of any Partnership is precluded from making any distribution to the applicable Buyer on the same basis on which it makes any such distribution to limited partners of such Partnership (with such Transferee being deemed to have an original capital commitment to the Partnership in an amount equal to the Capital Commitment with respect to such Economic Interest), all Sellers of Economic Interests, jointly and severally, shall, and hereby do, agree to indemnify and pay over to the applicable Buyer the amount of any such distribution to which such Buyer would have been entitled had it held a limited partnership interest in the applicable Partnership (the amount of such distribution being the “LP Equivalent Amount”); provided, however, that Sellers shall, upon satisfying the obligations provided in this Section 8(c), be subrogated to the rights of such Buyer with respect to any subsequent recovery by such Buyer of any such amounts paid by Sellers, whether as a result of a return by the General Partner and subsequent distribution to limited partners of amounts required to be paid by the general partner disgorgement provisions of the applicable Partnership Agreement, or otherwise, and each Buyer hereby agrees to pay over to Sellers the amount of any such subsequent proceeds received, to the extent that receipt of such proceeds by such Buyer would result in its having received more than the aggregate amount to which such Buyer would have been entitled had it held a limited partnership interest in the applicable Partnership from and after the Closing Date (after giving effect to the provisions of Section 2(a)(iii) hereof), provided in no event shall such Buyer be required to pay over an amount exceeding the LP Equivalent Amount. In no event shall the indemnity provided in this Section 8(c) be construed to include any obligation of a Seller to indemnify a Buyer for any indirect, incidental, special or consequential damages.
     (d) Each Buyer, severally and not jointly, shall, and hereby does, indemnify, defend and hold the respective Seller and its successor and assigns harmless from and against any Loss imposed upon or incurred by such Seller with respect to the Transferred Interest, which results from or arises out of (i) such Buyer’s ownership of the Transferred Interests after the applicable Closing Date (including for any Section 1.6 Liability other than the Retained Section 1.6 Liability), other than to the extent any Seller is responsible therefor under Section 8(a), (b) or (c) hereof, and (ii) a breach by such Buyer of any of its obligations, representations or warranties set forth in this Agreement, the Transfer Agreements to which it is a party or any other document delivered by such Buyer in connection herewith. In no event shall this indemnity be construed to include any obligation of a Buyer to indemnify a Seller for any indirect, special or consequential damages
     9. Termination.
     (a) This Agreement may be terminated by the mutual consent of the Sellers and the Buyers.
     (b) This Agreement may be terminated by either a Seller or a Buyer in whole and not in part if (i) the applicable General Partner has not consented to the transfer of any such Transferred Interest; (ii) with respect to the LP Interests, the applicable General Partner has not agreed to admit the Buyer to each applicable LP Interest Partnership as a limited partner in good standing; or (iii) any transfer restrictions (including rights of first refusal, rights of preemption and similar rights) relating to such Transferred Interest have not been waived or complied with, in any case, by 5:00 p.m. Eastern Standard Time on December 31, 2005.
     10. Miscellaneous
     (a) Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the terms of any of the

Constituent Documents, the Seller will pay all transfer fees and other costs or expenses incurred by the General Partners or the Partnerships in connection with the transactions contemplated hereby.
     (b) This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties agree that the State of Delaware has a substantial relationship to this transaction.
     (c) All notices and other communications shall be in writing and shall be delivered or mailed, (i) if to the Buyer, to HarbourVest Partners, One Financial Center, Boston, Massachusetts 02111, Attn: Fred Maynard and (ii) if to the Sellers, c/o Safeguard Scientifics, Inc., 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087, Attn: Christopher Davis.
     (d) This Agreement may be executed simultaneously in two or more identical counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.
     (e) This Agreement, the Transfer Agreements and the Price Adjustment Certificate shall constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
     (f) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Agreement may not be assigned by any party without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, delayed or conditioned).
     (g) Each party hereto agrees to execute and deliver to the other party such further instruments and to take such further actions as the other party may reasonably deem necessary to fully effectuate the intent and purposes of this Agreement.
     (h) All representations and warranties contained in this Agreement shall survive the Closing and shall not merge into any instrument of assignment or conveyance delivered by the Seller. All statements contained in any certificate or other instrument executed and delivered by or on behalf of the Seller pursuant to this Agreement or in connection with the transaction contemplated by this Agreement shall be considered representations and warranties by the Seller to the Buyer with the same force and effect as if contained in this Agreement.
     (i) Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYERS:

HARBOURVEST VII VENTURE LTD.

By:	/s/ John M. Begg

Name: John M. Begg
Title: Vice President

HARBOURVEST PARTNERS VII-VENTURE
PARTNERSHIP FUND L.P.
By:	HarbourVest VII-Venture Partnership Associates LLC
Its General Partner
By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ John M. Begg

Name: John M. Begg
Title: Managing Director

DOVER STREET VI L.P.
By:	Dover VI Associates L.P., its general
partner

	By:	Dover VI Associates LLC, its general
partner

	By:	HarbourVest Partners, LLC, its
managing member

By:	/s/ John M. Begg

Name: John M. Begg
Title: Managing Director

SELLERS:

SAFEGUARD SCIENTIFICS (DELAWARE), INC.

By:	/s/ Christopher J. Davis

Name: Christopher J. Davis
Title: Vice President and Treasurer

BONFIELD FUND MANAGEMENT L.P.

By:	Bonfield VII, Ltd., its general partner

By:	/s/ Christopher J. Davis

Name: Christopher J. Davis
Title: Vice President and Treasurer

BONFIELD VII, LTD.

By:	/s/ Christopher J. Davis

Name: Christopher J. Davis
Title: Vice President and Treasurer

BONFIELD PARTNERS CAPITAL L.P.

By:	Bonfield VII, Ltd., its general partner

By:	/s/ Christopher J. Davis

Name: Christopher J. Davis
Title: Vice President and Treasurer

SAFEGUARD FUND MANAGEMENT L.P.

By:	Safeguard Fund Management, Inc.,
its general partner

By:	/s/ Christopher J. Davis

Name: Christopher J. Davis
Title: Vice President and Treasurer

SFINT, INC.

By:	/s/ Christopher J. Davis

Name: Christopher J. Davis
Title: Vice President and Treasurer

TL VENTURES MANAGEMENT, L.P.

By:	Safeguard Fund Management L.P.,
its general partner

	By:	Safeguard Fund Management, Inc.,
its general partner

By:	/s/ Christopher J. Davis

Name: Christopher J. Davis
Title: Vice President and Treasurer

Exhibit A-1

			Commitment with
			Respect to the	Percentage of
Partnership	Seller	Buyer	Transferred Interest	Partnership
Radnor Venture Partners, LP1	Safeguard Scientifics (Delaware), Inc.	HarbourVest VII Venture Ltd.	$3,250,000	9.911626%
		Dover Street VI L.P.	$1,250,000	3.812164%

Technology Leaders L.P.	Bonfield VII, Ltd.	Dover Street VI L.P.	$2,000,000	7.065127%

Technology Leaders II, L.P.	Bonfield VII, Ltd.	HarbourVest VII Venture Ltd.	$4,992,306	7.996042%

TL Ventures III LP	SFINT, Inc.	HarbourVest VII Venture Ltd.	$250,000	0.108839%

TL Ventures III Interfund L.P.	Safeguard Scientifics (Delaware), Inc.	HarbourVest VII Venture Ltd.	$742,500	9.899868%
		Dover Street VI L.P.	$617,500	8.233224%

EnerTech Capital Partners, L.P.	Bonfield Partners Capital, L.P.	HarbourVest VII Venture Ltd.	$2,500,000	4.433169%

EnerTech Capital Partners II, L.P.	Bonfield Fund Management, L.P.	Dover Street VI L.P.	$10,000,000	4.411223%

[1]	If the general partner of Radnor Venture Partners, LP (“RVP”) does not get unanimous consent of the limited partners of RVP, the Buyers’ interests in RVP will be that of a statutory assignee.

A-1

Exhibit A-2

			Commitment with
			Respect to the
			Transferred	Percentage of
Partnership	Seller	Buyer	Interest	Partnership
TL Ventures III L.P.	Safeguard Scientifics (Delaware), Inc.	HarbourVest VII Venture Ltd.	$1,516,000	0.660000%

TL Ventures III L.P.	Safeguard Fund Management, L.P.	HarbourVest VII Venture Ltd.	$7,000,000	3.047493%

TL Ventures III L.P.	Safeguard Scientifics (Delaware), Inc.	HarbourVest VII Venture Ltd.	$15,321	0.006670%

TL Ventures III Offshore L.P.	Safeguard Scientifics (Delaware), Inc.	Dover Street VI L.P.	$317,333	0.659999%

TL Ventures IV L.P.	Safeguard Management Fund L.P.	HarbourVest VII Venture Ltd.	$499,450	0.198020%

TL Ventures IV L.P.	Safeguard Management Fund L.P.	HarbourVest VII Venture Ltd.	$10,000,000	3.964757%

TL Ventures V L.P.	TL Ventures Management L.P.	HarbourVest Partners VII-Venture Partnership Fund L.P.	$25,000,000	3.710019%

EnerTech Capital Partners, L.P.[2]	Bonfield Partners Capital, L.P.	HarbourVest VII Venture Ltd.	$547,505	0.970873%

EnerTech Capital Partners, L.P.[3]	Bonfield Partners Capital, L.P.	HarbourVest VII Venture Ltd.	$862.07	0.001529%

EnerTech Capital Partners II, L.P.	Bonfield Fund Management, L.P.	Dover Street VI L.P.	$317,220	0.139933%

[2]	Interest formerly held in EnerTech Management L.P.

[3]	Interest formerly held in EnerTech Management Company L.P.
A-2

The following exhibits have been omitted pursuant to Item 601(b)(2) of Reg. S-K:

Exhibit B-1	Price Adjustment Certificate
Exhibit C-1	LP Interest Documents
Exhibit C-2	Assignment and Assumption Agreements
Exhibit C-3	Assigned Interest Documents
The Company agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.